                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of November 18, 1999 (this "Agreement"), by and among ID Recap, Inc., a Delaware corporation ("Recap"), and CB Capital Investors, L.P., DLJ Capital Corp., DLJ First ESC L.L.C., Sprout Capital VII, L.P., Sprout Growth II, L.P., The Sprout CEO Fund, L.P. (individually a "Stockholder" and collectively the "Stockholders").

         WHEREAS, InterDent, Inc., a Delaware corporation (the "Company"), and Recap are entering into an Agreement and Plan of Merger, dated as of this date, as may be modified or amended from time to time in a manner not adverse to the Stockholders (the "Merger Agreement"), which provides, among other things, for the merger of Recap with and into the Company with the Company as the surviving corporation (the "Merger");

         WHEREAS, in connection with the Merger Agreement, Recap has requested that the Stockholder make certain agreements with respect to certain shares of capital stock of the Company (the "Shares") beneficially owned by the Stockholder, upon the terms and subject to the conditions of this Agreement;

         WHEREAS, in connection with the Merger Agreement, Recap and certain stockholders of the Company are entering into an Exchange and Subscription Agreement (the "Exchange Agreement"), which provides, among other things, for such stockholders to exchange their shares of capital stock of the Company for shares of capital stock of Recap prior to the Merger; and

         WHEREAS, the Stockholder is willing to make certain agreements with respect to the Subject Shares (as defined below).

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

         1. VOTING AGREEMENTS. For so long as this Agreement and the Exchange Agreement are in effect, at any meeting of stockholders of the Company, and in any action by consent of the stockholders of the Company, the Stockholder shall vote, or, if applicable, give consents with respect to, all of the Subject Shares that are held by the Stockholder on the record date applicable to the meeting or consent (i) in favor of adoption of the Merger Agreement and approval of the Merger as contemplated by the Merger Agreement;
(ii) against any competing Acquisition Proposal (as defined in the Merger Agreement) or other similar proposal inconsistent with the Merger Agreement or which may delay or adversely affect the likelihood of the completion of the Merger; (iii) against any change in a majority of the persons who constitute the board of directors of the Company inconsistent with the Merger Agreement or the Merger; (iv) against any change in the capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws inconsistent with the Merger Agreement or the Merger; and (v) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or in any such consent. Such Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violate the provisions of agreements contained in this Section 1. The

Stockholder shall use best efforts to cast the Stockholder's vote or give the Stockholder's consent in accordance with the procedures communicated to the Stockholder by the Company relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent.

         2. SUBJECT SHARES. The term "Subject Shares" shall mean the Shares set forth on SCHEDULE A hereto, together with any shares of capital stock of the Company acquired by the Stockholder after the date hereof over which the Stockholder has the power to vote or power to direct the voting.

         3. COVENANTS. For so long as this Agreement is in effect, except as otherwise contemplated by the Merger Agreement or the Exchange Agreement, the Stockholder agrees not to (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a "Transfer"), any Subject Shares or Shares the Stockholder then has or will have the right to acquire pursuant to options, warrants, convertible securities or other such rights to purchase Shares granted to the Stockholder by the Company; (ii) grant any powers of attorney, consents, or proxies with respect to any shares that then constitute Subject Shares, deposit any of the Subject Shares into a voting trust, enter into a voting or option agreement with respect to any of the Subject Shares inconsistent with the Merger Agreement or this Agreement, or otherwise restrict or take any action adversely affecting the ability of the Stockholder freely to exercise all voting rights with respect to the Subject Shares; (iii) subject to Section 8, directly or indirectly, solicit, initiate, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined in the Merger Agreement) or engage in any negotiation concerning, or provide any confidential information or data to, or have any discussions with any person relating to an Acquisition Proposal; and the Stockholder shall notify Recap immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Stockholder; or (iv) permit, cause, or take any action, or fail to take any action, which would make any representation, warranty, covenant, or other undertaking of the Stockholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that nothing in the foregoing provisions of this Section 3 shall prohibit the Stockholder: (i) effecting a transfer to an affiliate or
(ii) from effecting any transfer of Subject Shares pursuant to any bona fide charitable gift or by will or applicable laws of descent and distribution, or for estate planning purposes, if the transferee agrees in writing to be bound by the provisions of this Agreement. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         4. WAIVER OF DISSENTERS' RIGHTS. The Stockholder hereby waives any rights to dissent from the Merger.

         5. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to Recap that:

                  (a) CAPACITY; NO VIOLATIONS. The Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by the Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Stockholder is a party or by which the Stockholder is bound, (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to the Stockholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on the Stockholder to create, any Lien upon the Subject Shares that would prevent the Stockholder from voting the Subject Shares. In this Agreement, "Lien" shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

                  (b) SUBJECT SHARES. The Stockholder has the power to vote or direct the voting of the Subject Shares. The Subject Shares are the only shares of any class of capital stock of the Company which the Stockholder has the right, power or authority (sole or shared) to sell or vote, and, other than options, warrants or other convertible securities of the Company held by the Stockholder as of this date and set forth on SCHEDULE B hereto, the Stockholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company. The Stockholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent the Stockholder from voting the Subject Shares or conflicts with the provisions of this Agreement.

                  (c) TITLE TO SHARES. Except as set forth on SCHEDULE 5(C), the Stockholder is the sole record and beneficial owner of the Subject Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than restrictions imposed by the securities laws or pursuant to this Agreement or the Merger Agreement.

                  (d) NO FINDER'S FEES. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder the payment of which could become the obligation of the Company or Recap. The Stockholder, on behalf of itself and its affiliates, hereby acknowledges that, except for an annual management fee payable pursuant to the management fee agreement to be entered into between the Company and the Stockholders, it is not entitled to receive any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

         6. EXPENSES. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement; PROVIDED, HOWEVER, ReCap shall pay the reasonable fees and expenses of the Stockholder incurred in connection with this Agreement.

         7. SPECIFIC PERFORMANCE. The Stockholder acknowledges and agrees that if Stockholder fails to perform any of Stockholder's obligations under this Agreement, immediate and irreparable harm or injury would be caused to Recap for which money damages would not be an adequate remedy. Accordingly, the Stockholder agrees that Recap shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. If Recap should institute an action or proceeding seeking specific enforcement of the provisions of this Agreement, the Stockholder hereby waives the claim or defense that Recap has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. The Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any equitable relief.

         8. STOCKHOLDER CAPACITY. If the Stockholder is or becomes during the term hereof a director or officer of the Company, the Stockholder shall not be deemed to have made any agreement or understanding herein in his or her capacity as such director or officer. The Stockholder signs solely in Stockholder's capacity as the beneficial owner of the Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by the Stockholder in any capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by the Stockholder.

         9. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at any other address or telecopy number for a party as shall be specified by like notice):

If to Recap, to:                  ID Recap, Inc.
                                  c/o Leonard Green & Partners, L.P.
                                  11111 Santa Monica Boulevard, Suite 2000
                                  Los Angeles, California 90025
                                  Attention:  John Baumer
                                  Telephone:  (310) 954-0444
                                  Facsimile:  (310) 954-0404

With a copy to:                   Irell & Manella LLP
                                  333 South Hope Street, Suite 3300
                                  Los Angeles, California 90071-3042
                                  Attention:  Ed Kaufman, Esq.
                                  Telephone:  (213) 229-0500
                                  Facsimile:  (213) 229-0515

If to the Stockholder:            at the address and telephone number
                                  set forth on the signature page

With a copy to:                   O'Sullivan Graev & Karabell, LLP
                                  30 Rockerfeller Plaza, 41st Floor
                                  New York, New York 10112
                                  Attention:  Phil Issom, Esq.
                                  Telephone:  (212) 408-2400
                                  Facsimile:  (212) 408-2420

         10. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns; provided, however, that any successor in interest or assignee shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Recap, the Stockholder or their successors or assigns, any rights or remedies under, or by reason, of this Agreement.

         11. ENTIRE AGREEMENT; AMENDMENTS. Other than the Merger Agreement, the Exchange Agreement and the transactions contemplated therein, this Agreement contains the entire agreement between the Stockholder and Recap with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to these transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

         12. ASSIGNMENT. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement, except that (a) Recap may assign its rights and obligations under this Agreement to GEI (as defined in the Merger Agreement) or any of GEI's or Recap's direct or indirect wholly owned subsidiaries or affiliates, and (b) the Stockholder may transfer the Subject Shares to the extent permitted by Section 3 of this Agreement.

         13. HEADINGS. The section headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

         14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         16. TERMINATION. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date the Merger Agreement is terminated pursuant to and in accordance with its terms,(iii) April 30, 2000 or (iv) upon the date on which the stockholders of the Company, vote on adoption of the Merger Agreement and approval of the Merger, in the event that on such date the requisite stockholder vote to approve the Merger Agreement and Merger are not received.

                            [Signature page follows]

         IN WITNESS WHEREOF, Recap and the Stockholder have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                     ID Recap, Inc.


                                     By
                                        --------------------------------------
                                     Name:
                                     Title:



                                     CB Capital Investors, L.P.
                                     By: CB Capital Investors, Inc.
                                     Its:  General Partner


                                     -----------------------------------------
                                     Name:
                                     Title:

                                     380 Madison Ave., 12th Floor
                                     New York, New York 10017
                                     (212) 622-3100
                                     (212) 622-3818



                                     DLJ Capital Corp.


                                     -----------------------------------------
                                     Name:
                                     Title:

                                     3000 Sand Hill Road
                                     Building 3, Suite 170
                                     Menlo Park, CA 94205
                                     (650) 235-2700 - telephone

                                     DLJ First ESC L.L.C.
                                     By:  DLJ LBO Plans Management Corporation
                                     Its:   Manager


                                     -----------------------------------------
                                     Name:
                                     Title:

                                     3000 Sand Hill Road
                                     Building 3, Suite 170
                                     Menlo Park, CA 94205
                                     (650) 235-2700 - telephone



                                     Sprout Capital VII, L.P.
                                     By:  DLJ Capital Corp.
                                     Its:   Managing General Partner


                                     -----------------------------------------
                                     Name:
                                     Title

                                     3000 Sand Hill Road
                                     Building 3, Suite 170
                                     Menlo Park, CA 94205
                                     (650) 235-2700 - telephone



                                     Sprout Growth II, L.P.
                                     By:  DLJ Capital Corp.
                                     Its:   Managing General Partner


                                     -----------------------------------------
                                     Name:
                                     Title:

                                     3000 Sand Hill Road
                                     Building 3, Suite 170
                                     Menlo Park, CA 94205
                                     (650) 235-2700 - telephone

                                     The Sprout CEO Fund, L.P.
                                     By:  DLJ Capital Corp.
                                     Its:   Managing General Partner


                                     -----------------------------------------
                                     Name:
                                     Title:

                                     3000 Sand Hill Road
                                     Building 3, Suite 170
                                     Menlo Park, CA 94205
                                     (650) 235-2700 - telephone

                                   SCHEDULE A

                                  SHARES OWNED


                                                                       Preferred Stock
Stockholder                         Common Stock                       (Dollar Value)
-----------                         ------------                       ---------------

CB Capital Investors, L.P.                 -0-                         1,085,767 ($9,999,900)

DLJ Capital Corp.                       32,991                         7,601 ($70,005.21)

DLJ First ESC L.L.C                    164,956                         38,003 ($350,007.63)

Sprout Capital VII, L.P.               793,600                         182,833 ($1,683,891.93)

Sprout Growth II, L.P.                 648,797                         149,472 ($1,376,637.12)

The Sprout CEO Fund, L.P.                9,218                         2,124 ($19,562.04)
                                    ---------------                    ---------------------------
                                     1,649,562                         1,465,800 ($13,500,003.93)

                                   SCHEDULE B

               OPTION, WARRANT AND OTHER RIGHTS TO PURCHASE SHARES


Stockholder                        Convertible Notes            Into Common ($9.21)
-----------                        -----------------            -------------------
CB Capital Investors, L.P.          $    15,000,000                 1,628,664

DLJ Capital Corp.                   $    209,998.75                    22,801

DLJ First ESC L.L.C.                $  1,049,999,70                   114,006

Sprout Capital VII, L.P.            $  5,051,520.90                   548,482

Sprout Growth II, L.P.              $  4,129,800.10                   448,404

The Sprout CEO Fund, L.P.           $     58,680.55                     6,371
                                   -----------------               -------------
                                    $    25,500,000                 2,768,728**

**  Rounding error $25,500,000 converts into 2,768,730 shares.

                                 SCHEDULE 5.2(c)

                                 TITLE TO SHARES